Exhibit 99.1

THIRD AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

by and between

EXELON CORPORATION

and

JOHN W. ROWE

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 27, 2009, by and between Exelon Corporation (“Exelon” or the “Company”) and John W. Rowe (“Executive”), amends and restates that certain employment agreement dated as of March 10, 1998 by and between Executive (on the one hand) and Unicom Corporation and Commonwealth Edison Company (on the other), as amended and restated from time to time prior to the date hereof (the “Prior Agreement”). The Prior Agreement was amended and restated as of July 22, 2005, and further amended and restated as of July 29, 2008.

WHEREAS, Executive is currently serving as Chairman of the Board, President and Chief Executive Officer of Exelon and a member of the Company Board;

WHEREAS, Exelon and Executive previously amended certain aspects of the Prior Agreement to better reflect his current, as well as future, compensation and benefit arrangements with Exelon;

WHEREAS, the most recently amended and restated Prior Agreement contemplated a normal retirement date of July 1, 2011, but the Company has requested and Executive has agreed to continue his employment with, and to provide services to, Exelon until December 31, 2012;

WHEREAS, the Compensation Committee of the Company’s Board of Directors has adopted a policy that prohibits golden parachute excise tax gross ups in certain employment agreements that are materially amended after April 2, 2009, and Executive has agreed to waive the excise tax gross up he was entitled to receive under the Prior Agreement in order to conform this Agreement to such policy; and

WHEREAS, Executive has agreed to forego eligibility for severance benefits with respect to the period between the July 1, 2011 normal retirement date contemplated under the Prior Agreement and the December 31, 2012 normal retirement date contemplated under this Agreement;

WHEREAS, Executive also has agreed to waive certain post-retirement benefits and perquisites he was entitled to receive under the Prior Agreement, including personal income tax, financial counseling and estate planning services, in order to further adopt leading compensation practices; and

WHEREAS, Executive is willing to continue to accept such employment and perform such services on the terms and conditions hereunder set forth;

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, Exelon and Executive agree as follows:

ARTICLE I.

DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):

1.1 “Accrued Base Salary” means that portion of Executive’s Base Salary which is accrued but unpaid as of the Termination Date.

1.2 “Accrued Annual Incentive” means the amount of any Annual Incentive earned with respect to the calendar year ended prior to the Termination Date, but which is unpaid as of the Termination Date.

1.3 “Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person or such other Person, as the case may be. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Annual Incentive” — see Section 4.2.

1.5 “Base Salary” — see Section 4.1.

1.6 “Beneficiary” — see Section 10.4.

1.7 “Cause” means any of the following:

(a) Executive’s conviction of a felony or of a misdemeanor involving moral turpitude, fraud or dishonesty,

(b) willful misconduct by Executive in the performance of his duties under this Agreement that was intended to personally benefit Executive, or

(c) material breach of this Agreement by Executive (other than as a result of incapacity due to physical or mental illness);

provided that, if a material breach of this Agreement involved an act, or a failure to act, which was done, or omitted to be done, by Executive in good faith and with a reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulation, such breach shall not constitute Cause if, within 30 days (10 days in the event of a breach of covenants contained in Article IX) after Executive is given written notice of such breach that specifically refers to this Section, Executive cures such breach to the fullest extent that it is curable.

1.8 “Change Date” means the date on which a Change in Control first occurs during the Contract Term.

1.9 “Change in Control” means any one or more of the following:

(a) the acquisition by any Person (including for purposes of this definition any “person” within the meaning of Section 13(d) (3) or 14(d) (2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common

Stock”) or (ii) the combined voting power of the then-outstanding Voting Securities of the Company (the “Outstanding Voting Securities”), but excluding (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (a “Company Plan”) or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than the Company or any Company Plan) shall become the beneficial owner of 20% or more of the Outstanding Common Stock or 20% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities (other than pursuant to any dividend reinvestment plan or arrangement maintained by the Company) and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Company Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 promulgated under the Exchange Act) or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Company Board shall not be deemed a member of the Incumbent Board;

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of more than 50% of the operating assets of the Company (determined on a consolidated basis) other than in connection with a sale-leaseback or other arrangement resulting in the continued utilization of such assets (or the operating products of such assets) by the Company (such reorganization, merger, consolidation, sale or other disposition, a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which:

(i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding Voting Securities of such corporation, as the case may be, of the corporation resulting from such Corporate Transaction (including a corporation which as a result of such transaction owns the Company or all or substantially all of its assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be;

(ii) no Person (other than the Company; any Company Plan; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding Voting Securities of such corporation;

(iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; and

(iv) Executive shall be appointed or elected to positions in respect of the corporation resulting from such Corporate Transaction that are comparable to the positions held by Executive pursuant to Section 2.1 immediately prior to the Corporate Transaction; or

(d) approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company, other than a plan of liquidation or dissolution which results in the acquisition of all or substantially all the assets of the Company by its Affiliates.

1.10 “CIC Termination” means (a) a Termination for Good Reason or a Termination Without Cause for which (in either case) the Termination Date occurs prior to July 1, 2011 and during the Post-Change Period, or the Post-Significant Acquisition Period, or (b) an Imminent Control Change Termination occurring prior to July 1, 2011.

1.11 “Code” means the Internal Revenue Code of 1986, as amended.

1.12 “Common Stock” means common stock, without par value, of the Company.

1.13 “Company” — see the recitals to this Agreement.

1.14 “Company Board” means the Board of Directors of the Company.

1.15 “Compensation Committee” means the Compensation Committee of the Company Board, or any successor committee thereto.

1.16 “Confidential Information” means any information not generally known in the relevant trade or industry, which was obtained from the Company or any Company Affiliate, or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or any Company Affiliate and which:

(a) relates to one or more of the following:

(i) trade secrets of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof;

(ii) existing or contemplated products, services, technology, designs, processes, formulae, algorithms, research or product developments of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof;

(iii) business plans, sales or marketing methods, methods of doing business, customer lists, customer usages and/or requirements, supplier information of the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof; or

(b) the Company or an Affiliate thereof or any customer or supplier of the Company or an Affiliate thereof may reasonably have the right to protect by patent, copyright or by keeping it secret and confidential.

Confidential Information does not include any information that is or may become publicly known other than through the improper actions of Executive.

1.17 “Contract Term” — see Section 3.1.

1.18 “Disability” means a mental or physical condition which, in the opinion of the Company Board, renders Executive unable or incompetent to carry out the job responsibilities which such Executive held or the duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold or delay such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

1.19 “Exchange Act” means the Securities Exchange Act of 1934.

1.20 “Executive” — see the recitals to this Agreement.

1.21 “Formula Annual Incentive” means, subject to Section 8.1(a), the greater of (i) the Annual Incentive for the latest calendar year ended on or before the Termination Date, or (ii) the average of the Annual Incentives that were actually paid (or would have been paid in respect of the year preceding the Termination Date but for a termination of Executive’s employment after the end of such preceding year) to Executive with respect to Executive’s last three full calendar years of employment by the Company or any Affiliate of the Company. For purposes of clause (ii) of the preceding sentence, if Annual Incentives have been paid to Executive in respect of fewer than three years, such average shall be computed by reference to the Annual Incentives that were actually paid to Executive.

1.22 “Good Reason” means any material breach of this Agreement by the Company, including:

(a) a failure to provide the compensation and benefits required by this Agreement, including a reduction in the Base Salary of Executive below the Base Salary in effect during the immediately preceding year under this Agreement or, where applicable, the Prior Agreement, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company;

(b) a failure to appoint or elect Executive as Chief Executive Officer of the Company, Chairman of the Company Board and a member of the Company Board taking effect prior to July 1, 2011;

(c) causing or requiring Executive to report to any Person or group other than the Company Board;

(d) any material adverse change in the status, responsibilities or perquisites of Executive; or

(e) any public announcement by the Company Board that it is seeking a replacement for Executive, other than a replacement contemplated for the period following his Retirement, unless Executive has consented to such announcement;

provided, however, that an act or omission shall not constitute a material breach of this Agreement by the Company:

(i) unless Executive gives the Company 30 days’ prior notice of such act or omission and the Company fails to cure such act or omission within the 30-day period;

(ii) if Executive first acquired actual knowledge of such act or omission more than 12 months before Executive gives the Company such notice;

(iii) if Executive has consented in writing to such act or omission in a document that makes specific reference to this Section; or

(iv) in the case of subsections (b), (c), (d) and (e), if Executive has incurred a Disability.

1.23 “Imminent Control Change” means, as of any date on or after the date hereof and prior to a Change Date, the occurrence of any one or more of the following:

(a) the Board approves a specific agreement the consummation of which would constitute a Change in Control;

(b) any SEC Person commences a “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or exchange offer, which, if consummated, would result in a Change in Control; or

(c) any SEC Person files with the United States Securities and Exchange Commission a preliminary or definitive proxy solicitation or election contest to elect or remove one or more members of the Board, which, if consummated or effected, would result in a Change in Control;

provided, however, that an Imminent Control Change will lapse and cease to qualify as an Imminent Control Change:

(i) With respect to an Imminent Control Change described in clause (a) of this definition, the date such agreement is terminated, cancelled or expires without a Change Date occurring;

(ii) With respect to an Imminent Control Change described in clause (b) of this definition, the date such tender offer or exchange offer is withdrawn or terminates without a Change Date occurring;

(iii) With respect to an Imminent Control Change described in clause (c) of this definition, (1) the date the validity of such proxy solicitation or election contest expires under relevant state corporate law, or (2) the date such proxy solicitation or election contest culminates in a shareholder vote, in either case without a Change Date occurring; or

(iv) The date a majority of the members of the Incumbent Board make a good faith determination that any event or condition described in clause (a), (b), or (c) of this definition no longer constitutes an Imminent Control Change, provided that such determination may not be made prior to the twelve (12) month anniversary of the occurrence of such event.

1.24 “Imminent Control Change Period” means the period commencing on the date of an Imminent Control Change, and ending on the first to occur thereafter of

(a) a Change Date, provided

(i) such date occurs no later than the one-year anniversary of the Termination Date, and

(i) either the Imminent Control Change has not lapsed, or the Imminent Control Change in effect upon such Change Date is the last Imminent Control Change in a series of Imminent Control Changes unbroken by any period of time between the lapse of an Imminent Control Change and the occurrence of a new Imminent Control Change;

(b) the date an Imminent Control Changes lapses without the prior or concurrent occurrence of a new Imminent Control Change; or

(c) the twelve-month anniversary of the Termination Date.

1.25 “Imminent Control Change Termination” means a Termination for Good Reason or a Termination Without Cause for which the Termination Date occurs during an Imminent Control Change Period, but only if the Imminent Control Change Period culminates in a Change Date, and only if the Termination of Employment would not be a Special Termination but for the fact that it occurred during an Imminent Control Change Period.

1.26 “including” means including without limitation.

1.27 “Key Employee” means any employee of the Company who is salary band E05 or above (“Group Level”) or any employee of any Affiliate of the Company who is at a level which is the equivalent of Group Level.

1.28 “LTIP” means the Company’s Long-Term Incentive Plan.

1.29 “Option” means an option to purchase shares of Common Stock pursuant to the terms and conditions of this Agreement and the LTIP (or any successor plan), or the Prior Agreement and the LTIP, as applicable.

1.30 “Option Expiration Date” means, with respect to a specific Option, the expiration date of such Option as specified in the grant agreement or the plan (as applicable) relating thereto.

1.31 “Performance Shares” means any shares of Common Stock which are awarded to Executive pursuant to the Long Term Performance Share Award Program under the LTIP or are subject to performance-based vesting requirements.

1.32 “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity or government (whether federal, state, county, municipal or otherwise).

1.33 “Post-Change Period” means the period commencing upon a Change in Control and ending 24 months thereafter.

1.34 “Post-Retirement Health Care Coverage” means the medical, dental and vision care coverage provided by the Company from time to time to its retired senior executives who retired on or after March 10, 1998.

1.35 “Post-Significant Acquisition Period” means the period commencing on the date of a Significant Acquisition that occurs during the Contract Term and prior to a Change Date, and ending on the first to occur of (a) the end of the 18-month period commencing on the date of the Significant Acquisition, (b) the Change Date, or (c) the Termination Date.

1.36 “Practices” means practices, policies and programs.

1.37 “Prior Agreement” — see the recitals to this Agreement.

1.38 “Prorated Annual Incentive” means, in respect of the calendar year during which the Termination Date occurs, an amount equal to the lesser of (a) the Annual Incentive that would have been earned for such year if Executive had not incurred a Termination Date, based on actual performance, but without regard to the application of any discretion by the Company or any Company Affiliate to reduce the amount of such Annual Incentive, or (b) the Formula Annual Incentive, in each such case, such number to be then multiplied by a fraction, the numerator of which equals the number of days between January 1 of such calendar year and the Termination Date and the denominator of which equals 365.

1.39 “Restricted Stock” means shares of Common Stock which are subject to time-lapsed vesting requirements.

1.40 “Retirement” means (a) a Termination of Employment initiated by Executive, other than a Termination for Good Reason or a Termination of Employment due to Disability or death, or (b) a Termination of Employment initiated by the Company, effective on or after July 1, 2011, other than for Cause or Disability.

1.41 “SEC Person” means any Person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than (a) the Company or an Affiliate, or (b) any employee benefit plan (or any related trust) or Company or any of its Affiliates.

1.42 “Section 409A Penalty” means any increase in tax or any other penalty pursuant to Section 409A of the Code.

1.43 “SERP Benefit” — see Section 6.2(a).

1.44 “Service Annuity System” means the Commonwealth Edison Company Service Annuity System, under the Exelon Corporation Retirement Program.

1.45 “Severance Period” means the period that commences on the Termination Date and ends

(a) if the Termination Date is prior to July 1, 2010, the earlier of two years after the Termination Date (three years in the case of a Special Termination) or July 1, 2011; and

(b) if the Termination Date is on or after July 1, 2010, and prior to July 1, 2011, one year after the Termination Date.

1.46 “Significant Acquisition” means a Corporate Transaction affecting the headquarters for the Company’s corporate business operations that is consummated after the date hereof and prior to the Change Date, which Corporate Transaction is not a Change in Control, provided that as a result of such Corporate Transaction, all or substantially all of the individuals and entities who are the Beneficial Owners (as defined in Rule 13d-3 of the United States Securities and Exchange Commission under the Exchange Act), respectively, of the outstanding common stock of Company and outstanding Voting Securities of the Company immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% but not more than 66 2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such transaction, owns the Company or all or substantially all of the assets of the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the outstanding common stock of Company and outstanding Voting Securities of the Company, as the case may be.

1.47 “Special Termination” means either a CIC Termination or a Termination for Good Reason pursuant to Section 1.22(b) (failure to appoint or elect).

1.48 “Specified Employee” means any person described in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) as determined by the Compensation Committee in its discretion.

1.49 “Supplemental Retirement Plan” means the Exelon Corporation Supplemental Management Retirement Plan.

1.50 “Taxes” means federal, state, local or other income, employment or other taxes.

1.51 “Termination Date” means the date as of which Executive incurs Termination of Employment for any reason.

1.52 “Termination for Good Reason” means a Termination of Employment initiated by Executive for Good Reason and taking effect prior to July 1, 2011.

1.53 “Termination of Employment” occurs on the first day on which Executive incurs a “separation from service” within the meaning of Code Section 409A and the applicable regulations thereunder.

1.54 “Termination Without Cause” means any termination of Executive’s employment initiated by the Company and all Affiliates thereof other than a Retirement, a Termination of Employment for Cause, or a Termination of Employment on account of Disability.

1.55 “Voting Securities” means, with respect to a corporation, the securities of such corporation entitled to vote generally in the election of the directors of such corporation.

ARTICLE II.

DUTIES

2.1 Duties. During the Contract Term, Executive shall be the Chief Executive Officer of the Company, Chairman of the Company Board and a member of the Company Board. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Company during the Contract Term, the shareholders of the Company will elect Executive to the Company Board. During the Contract Term (excluding any periods of vacation, sick leave or disability to which Executive is entitled), Executive (subject to Section 2.2) shall devote his full attention and time to the business and affairs of the Company and use his best efforts to perform his duties and responsibilities described herein.

2.2 Other Activities. Executive may (a) serve on corporate, civic or charitable boards or committees, (b) fulfill speaking engagements or teach at educational institutions or (c) manage personal investments, in each case to the extent that such activities do not materially interfere with the performance of his duties under this Agreement.

ARTICLE III.

TERM OF AGREEMENT

3.1 Term. The term of this Agreement (the “Contract Term”) began on the date hereof and shall continue in effect until the Termination Date.

ARTICLE IV.

COMPENSATION

4.1 Base Salary. The Company shall pay Executive in accordance with its normal payroll practices an annual salary (the “Base Salary”) which shall be reviewed at least annually and may be adjusted at any time and from time to time as shall be determined by the Compensation Committee. Any increase in Base Salary shall not limit or reduce any other obligation to Executive under this Agreement.

4.2 Annual Incentive. During the Contract Term, Executive shall participate in the Exelon Corporation Annual Incentive Plan for Senior Executives, and any successor thereto, and shall be eligible to receive an annual incentive award (“Annual Incentive”) in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company.

4.3 Long-Term Incentives. During the Contract Term, Executive shall participate in the Company’s LTIP, and any successor thereto, including the Long Term Performance Share Award Program thereunder, in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company.

4.4 Certain Prior Agreement Awards.

(a) Deferred Stock. Executive has received full payment of all deferred shares of Common Stock described in Section 4.4(a) of the Prior Agreement.

(b) Effect on SERP Benefit. Solely for purposes of determining the amount of Executive’s SERP Benefit pursuant to Section 6.2, Executive’s Annual Incentive with respect to each of 1998 and 1999 under the Prior Agreement shall be deemed to have been $300,000 greater than the Annual Incentive actually paid to Executive in respect of such years.

ARTICLE V.

OPTION GRANTS

5.1 Grants Prior to the date hereof. Executive has been granted Options prior to the date hereof. Subject to the provisions of Article VII and Article VIII, such Options shall be exercisable according to their terms and the terms of the LTIP, as applicable.

5.2 Future Grants. On and after the date hereof, during the Contract Term, the Compensation Committee shall in its discretion consider Executive for possible annual or other grants of Options under the LTIP on the same date or dates and on the same basis as other senior executives of the Company.

ARTICLE VI.

OTHER BENEFITS

6.1 Savings and Other Plans. During the Contract Term, Executive shall be entitled to participate in all savings, deferred compensation and retirement plans which are or may hereafter become generally available to senior executives of the Company (subject to the eligibility requirements of such plans, except as such eligibility requirements are modified by the provisions of Article IV and this Article VI).

6.2 SERP Benefits.

(a) SERP Benefit. Upon Executive’s Termination of Employment for any reason Executive (or, in the event his Termination of Employment is caused by his death, his surviving spouse) shall thereafter receive a lump sum retirement benefit (the “SERP Benefit”) determined pursuant to Section 6.2(b), subject to Section 6.2(c), Section 6.2(d), and Section 7.6.

(b) Amount of SERP Benefit. In accordance with the Prior Agreement, the amount of SERP Benefit shall be the lump sum actuarial equivalent of the following (calculated by using the same actuarial assumptions and methods as are used for calculating lump sum payments due to other Senior Executives of the Company under the SERP): The payments that Executive would have received on an annualized basis which, when added to all other retirement benefits provided to Executive by the Company and its Affiliates (on an annualized basis) for such year (including under the Service Annuity System, the Supplemental Retirement Plan, any Social Security supplement paid by the Company or any of its affiliates until Executive attains age 65, any retirement benefit paid pursuant to Section 8.4, and any other similar sources) would result in an aggregate annual retirement benefit equal to the annual retirement benefit that would have been payable under the Service Annuity System (including under the Supplemental Retirement Plan) as in effect on March 10, 1998, calculated as though Executive had accrued 20 years of service on March 16, 1998 and one additional year of service on each annual anniversary of March 16, 1998 occurring on or before the Termination Date.

(c) SERP Benefit on Termination for Cause. In the event Executive’s Termination of Employment is by the Company for Cause occurring on or prior to March 16, 2010 or for which Executive received the Notice of Consideration prior to March 16, 2010, the portion of the SERP Benefit accrued after March 16, 2006 shall be forfeited. In the event Executive’s Termination of Employment is by the Company for Cause occurring after March 16, 2010 or for which Executive received the Notice of Consideration on or after March 16, 2010, no portion of the SERP benefit shall be forfeited.

(d) SERP Benefit on Death. In the event of Executive’s death prior to payment of the SERP Benefit, his spouse will immediately become entitled to a surviving spouse benefit, the value of which shall be determined in the same manner (but taking into account the additional service credited under this Agreement) as the surviving spouse benefit under the Service Annuity System, and the form of which shall be the same as the surviving spouse benefit under the Supplemental Pension Plan.

6.3 Welfare Benefits. During the Contract Term, Executive (and his family) shall be eligible to participate in and shall receive benefits under all welfare benefit plans and Practices provided by the Company (including medical, prescription, dental, vision care, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) generally available to senior executives of the Company; provided, however, that the Company shall provide at no cost to Executive an amount of term life insurance coverage that, when added to the coverage available at no cost to Executive under the Company’s group or employee life plans or programs, equals three times his Base Salary.

6.4 Employee Benefits. During the Contract Term, Executive shall be entitled to employee benefits generally available to other senior executives of the Company, including financial planning and tax planning services.

6.5 Time Off. During each year of the Contract Term, Executive shall be entitled to 30 “paid time off” days in accordance with the vacation and sick-pay policy applicable to senior executives of the Company.

6.6 Expenses. During the Contract Term, Executive shall be entitled to receive prompt reimbursement for all of his reasonable employment-related expenses upon the Company’s receipt of accounting in accordance with Practices applicable to senior executives of the Company.

6.7 Office; Support Staff. During the Contract Term, Executive shall be entitled to an office of a size and with furnishings and other appointments, and to personal secretarial and other assistance, as is appropriate to the positions held by Executive.

6.8 Charitable Donations. At his election, Executive may forego payment of all or any portion of his compensation for a year, and in lieu thereof, to have an amount of equal value contributed by the Company to one or more charitable organizations designated by the Executive. In its discretion the Company may provide supplemental or matching contributions to such charitable organizations. Any such charitable contributions shall be net of any amounts required to be withheld by the Company under federal, state or local law.

ARTICLE VII.

TERMINATION BENEFITS

7.1 Termination for Cause.

(a) If Executive’s employment is terminated by the Company for Cause, then:

(i) the Company shall within 10 days after the Termination Date pay Executive his Accrued Base Salary and Accrued Annual Incentive in a lump sum;

(ii) all of Executive’s Options (whether or not then exercisable) shall expire on the Termination Date;

(iii) any Restricted Stock granted to Executive that has not vested on the date of the Notice of Consideration (as defined below) shall be forfeited as of the Termination Date;

(iv) any Performance Shares granted to Executive that have not vested on the date of the Notice of Consideration shall be forfeited as of the Termination Date; and

(v) Executive’s SERP Benefit shall be treated as described in Section 6.2(c).

(b) The Company may not terminate Executive’s employment for Cause unless:

(i) no fewer than 30 days prior to the Termination Date, the Company provides Executive with written notice of its intent to consider a termination of employment for Cause that states the proposed Termination Date and includes a detailed description of the specific reasons which form the basis for such consideration (the “Notice of Consideration”);

(ii) during a period of not fewer than 15 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Company Board, with legal representation if he so elects, to present arguments on his own behalf; and

(iii) following the presentation to the Company Board as provided in clause (ii) above, Executive shall be terminated for Cause only if (x) not less than 60% of the members of the Company Board (other than Executive if Executive is a member of the Company Board, or any other member of the Company Board alleged to be involved in the events that form the basis of the proposed termination for Cause) determines that the actions of Executive constituted Cause and that his employment should accordingly be terminated for Cause; and (y) the Company Board provides Executive with a written determination setting forth the basis of such termination of employment which shall be consistent with the reasons set forth in the Notice of Consideration.

(c) After providing Notice of Consideration to Executive, the Company Board may suspend Executive with pay pending a final determination pursuant to this Section.

7.2 Termination for Death or Disability. If Executive’s employment terminates due to death or Disability:

(a) the Company shall pay to Executive, his Beneficiaries or his estate, as the case may be, in a lump sum, an amount which is equal to the sum of his Accrued Base Salary and Accrued Annual Incentive, and shall pay his Prorated Annual Incentive at the time the performance with respect to the Annual Incentive is certified;

(b) each of Executive’s Options (including any Options not then exercisable) shall be fully exercisable and shall remain exercisable until the applicable Option Expiration Date;

(c) any Restricted Stock granted to Executive that has not yet vested on the Termination Date shall immediately upon the Termination Date become vested and no longer subject to restrictions;

(d) any Performance Shares granted to Executive that have not yet vested on the Termination Date shall immediately on the Termination Date become vested and no longer subject to restrictions, provided that the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall become vested based on performance for such year at the time such performance is certified; and

(e) Executive’s SERP Benefit shall be treated as described in Section 6.2.

7.3 Termination Without Cause or for Good Reason. Except as otherwise provided in Section 8.3, and subject to Section 7.8, in the event of a Termination Without Cause or a Termination for Good Reason:

(a) Executive shall receive a lump sum equal to his Accrued Base Salary and Accrued Annual Incentive, and shall receive his Prorated Annual Incentive at the time the performance with respect to the Annual Incentive is certified;

(b) Executive shall receive a lump sum equal to the number of years (and fractions thereof) in the Severance Period multiplied by the sum of Executive’s Base Salary then in effect plus the Formula Annual Incentive.

(c) Executive shall receive for the duration of the Severance Period a continuation of the benefits described in Section 6.3 to which Executive and his family are entitled as of the Termination Date, (or, if such benefits are not available, then economically equivalent benefits).

(d) each of Executive’s Options that is exercisable on the Termination Date shall remain exercisable until the applicable Option Expiration Date;

(e) each of Executive’s Options that has not yet become exercisable as of the Termination Date shall upon the Termination Date become fully exercisable and, after becoming so exercisable, shall remain exercisable until the applicable Option Expiration Date.

(f) any Restricted Stock granted to Executive that is not yet vested on the Termination Date shall immediately upon the Termination Date become vested and no longer be subject to restrictions;

(g) any Performance Shares granted to Executive that are not yet vested on the Termination Date shall become vested and no longer subject to restrictions as follows: (x) the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall become vested based on performance for such year at the time such performance is certified, and (y) the remaining outstanding Performance Shares shall immediately become vested; and

(h) Executive’s SERP Benefit shall be treated as described in Section 6.2.

7.4 Termination Upon Retirement. If Executive’s employment terminates due to Retirement:

(a) Executive shall receive a lump sum equal to his Accrued Base Salary and Accrued Annual Incentive, and shall receive his Prorated Annual Incentive at the time the performance with respect to the Annual Incentive is certified;

(b) each of Executive’s Options that is exercisable as of or upon the Termination Date shall remain exercisable until the applicable Option Expiration Date;

(c) each of Executive’s Options that is not exercisable as of or upon the Termination Date shall become exercisable upon the Termination Date and, after becoming so exercisable, shall remain exercisable until the applicable Option Expiration Date;

(d) any Restricted Stock granted to Executive that is not yet vested on the Termination Date shall immediately upon the Termination Date become vested and no longer be subject to restrictions; provided that with respect to Restricted Stock granted after the date of the Prior Agreement, individual vesting conditions relating to retirement contained in the related grant agreement (or any amendment thereto) shall prevail.

(e) any Performance Shares granted to Executive that are not yet vested on the Termination Date shall become vested and no longer subject to restrictions as follows: (x) the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall become vested based on performance for such year at the time such performance is certified, and (y) the remaining outstanding Performance Shares shall immediately become vested; and

(f) Executive’s SERP Benefit shall be treated as described in Section 6.2.

7.5 Post-Retirement Health Care Coverage. After any Termination of Employment, Executive and his spouse shall each be entitled to Post-Retirement Health Care Coverage for the remainder of their respective lives. Such coverage shall not duplicate any benefits that may then be available to Executive and his spouse under Section 6.3 and shall be secondary to any coverage provided by any other employer or Medicare.

7.6 Breach of Covenants; Exculpation. In the event of (a) a willful and material breach by Executive of any of the covenants contained in Article IX, or (b) a failure by Executive to cure (to the fullest extent curable) a non-willful breach of any of such covenants within 10 days after his receipt of a written notice thereof from the Company, the Company shall be entitled, after obtaining a final judicial determination (or, if the Company reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) to the effect that such action by the Company is appropriate and consistent with the requirements and procedures set forth in this Agreement, to take any or all of the following actions:

(i) discontinue any or all payments and benefits provided to Executive pursuant to Article VII and any other provision of this Agreement,

(ii) terminate any Options then held by Executive, whether or not then exercisable, and

(iii) require Executive to:

(w) repay to the Company all amounts previously received by Executive pursuant to any provision of Article VII on or after the first date on which the Executive breached any of the covenants contained in Article IX (the “Breach Date”),

(x) repay to the Company all amounts previously received by Executive pursuant to the SERP Benefit at any time on or after the Termination Date,

(y) pay to the Company an amount equal to the aggregate “spread” on all Options exercised on or after the Breach Date, and

(z) repay to the Company any other amount that it paid to Executive on or after the Breach Date which Executive would not have been entitled to receive if the Company had terminated the employment of Executive for Cause as of the Breach Date;

provided, however, that (I) no benefits shall be discontinued or terminated nor shall Executive have any monetary liability to the Company for any breach of the covenants contained in Article IX for any act or failure to act, including without limitation simple negligence or an error in judgment, if such act or failure to act was done in good faith, with a reasonable belief that the act, or failure to act, was in the best interest of the Company or was required by applicable law or administrative regulations, and was not done primarily to benefit Executive and (II) no action may be brought under this Section 7.6 more than three years after the Termination Date. For purposes of clause (iii) (y) of the preceding sentence, “spread” in respect of any Option shall mean the product of the number of shares as to which such Option has been exercised on or after the Breach Date multiplied by the difference between the closing price of the Common Stock on the exercise date (or if the Common Stock did not trade on the New York Stock Exchange on the exercise date, the most recent date on which the Common Stock did so trade) and the exercise price of the Option.

7.7 Post-Termination Matters. For the period commencing immediately after Executive’s Termination of Employment for any reason other than Cause, death or disability, and ending on the fifth anniversary of the Termination Date or such earlier date that Executive engages in any activity that would violate Article IX of this Agreement if such Article were then in effect (such period, the “Post-Termination Period”), Executive shall not be entitled to membership on the Board of Directors of the Company, but will attend Board meetings as requested by the Board or the then-Chairman of the Board. Executive also agrees to attend civic, charitable and corporate events as a representative of the Company, serve on civic and charitable boards as a representative of the Company, and represent the Company at industry and trade association events, each as mutually agreed by the Company and Executive. In addition, Executive shall, at the reasonable request of the then Chairman of the Board or the then-Chief Executive Officer, provide advice and counseling on energy policy issues or strategy at times and places mutually agreed by Executive and the Company.

During the Post-Termination Period, , the Company shall provide Executive (a) an office of a size and with furnishings and other appointments as are suitable for such position, located in a Class A office building in downtown Chicago, or at such other location as is reasonably acceptable to Executive, and (b) a personal secretary reasonably acceptable to Executive which secretary is provided substantially similar compensation and benefits to that typically associated with full-time senior executive assistants at the Company. The provision of such office and personal secretary shall be without charge to Executive, provided that the Company shall promptly advise Executive on or after the Termination Date of the portion, if any, of the cost of such office and personal secretary that is taxable to Executive.

7.8 Waiver and Release Requirement. The Company shall have no obligation to Executive under Section 7.3 or Section 8.3 unless Executive, within forty-five days of a written request to do so by the Company submitted on or after the Termination Date, executes and returns to the Company a waiver and release agreement in the form attached hereto as Exhibit A (the “Release”), provided, however, that if Executive dies or ceases to be legally competent prior to having executed and returned the Release or dies or becomes legally incompetent after his execution and return of the Release but before the expiration of the seven-day revocation period applicable thereto, neither he, his estate, his Beneficiary, nor any other person shall be entitled to any further compensation or benefits under Section 7.3 or Section 8.3 unless the executor of the Executive’s estate or Executive’s personal representative executes the Release (modified as appropriate) within forty-five days of a written request to do so by the Company and provided further that no lump sum severance benefits provided under Section 7.3 or Section 8.3 shall be paid until the expiration of the 7-day revocation period for such Release.

7.9 Other Employment; Other Plans. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by Executive from any other employer; provided, however, that any continued welfare benefits provided for by Section 7.3(c) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer. The provisions of this Article VII or Article VIII will not limit the entitlement of Executive to any other benefits available to Executive under any benefit plan or Practice that is maintained by the Company or any Company Affiliate in which Executive participates.

7.10 Time of Payment. Amounts to be paid or provided under this Agreement upon a Termination of Employment shall be paid or commence, subject to Section 10.15, within 10 days after the Termination Date.

7.11 In-Kind Benefits and Reimbursements. In-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, reimbursements must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

ARTICLE VIII.

EFFECTS OF CERTAIN CONTROL CHANGES AND SPECIAL TERMINATIONS

8.1 Effect on Certain Defined Terms.

(a) For purposes of a Special Termination, the term “Formula Annual Incentive” shall mean the lesser of (i) the greater of the amount determined pursuant to Section 1.21 or the Executive’s target Annual Incentive determined as of the Termination Date or (ii) the Annual Incentive that would have been earned for such year if Executive had not incurred a Termination Date based on actual performance, but without regard to the application of any discretion by the Company or any Company Affiliate to reduce the amount of such Annual Incentive.

(b) For purposes of a CIC Termination, the term “Good Reason,” in addition to the meaning specified in Section 1.22 and subject to the proviso at the end of Section 1.22 shall also mean:

(i) a determination by Executive, made in good faith at any time during the Post-Change Period, Post-Significant Acquisition Period or Imminent Control Change Period, as applicable, that, as a result of a Change in Control, Significant Acquisition, or Imminent Control Change he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority;

(ii) the failure for any reason of any successor to the Company to assume this Agreement in writing as required by Section 8.2;

(iii) a relocation of the principal offices of the Company at any time during the Post-Change Period, Post-Significant Acquisition Period, or Imminent Control Change Period more than 50 miles from the location of such offices immediately before the Change Date, the date on which the Post-Significant Acquisition Period begins or the date of the Imminent Control Change; or

(iv) during any 12-month period commencing on the Change Date, the date of the Significant Acquisition, or date of the Imminent Control Change, as applicable, an increase of at least 20% in the amount of time that Executive is required to devote to business-related travel outside of the metropolitan Chicago, Illinois area relative to the amount of time that Executive devoted to such business travel during the 12-month period immediately prior to the Change Date, the date of the Significant Acquisition, or date of the Imminent Control Change, as applicable, but only to the extent that such increase is attributable to requirements imposed upon Executive by the Company.

8.2 Successor(s). Before the consummation of any Change in Control, the Company shall obtain from each Person that becomes a successor of the Company by reason of the Change in Control the unconditional written agreement of such Person to assume this Agreement and to perform all of the obligations of the Company hereunder.

8.3 Special Terminations.

(a) In the event of a Special Termination, and subject to Section 7.8, the provisions of Section 7.3 shall be inapplicable and, in lieu thereof:

(i) Executive shall receive a lump sum equal to his Accrued Base Salary, Accrued Annual Incentive, and his Formula Annual Incentive;

(ii) Executive shall receive a lump sum equal to the number of years (including fractions thereof) in the Severance Period, multiplied times the sum of (x) his Base Salary in effect under this Agreement or, where applicable, the Prior Agreement during the calendar year preceding the Termination Date and (y) his Formula Annual Incentive determined as of the Termination Date;

(iii) Executive and his family shall receive for the duration of the Severance Period, a continuation of the benefits described in Section 6.3 to which Executive and his family are entitled as of the Termination Date (or, if such benefits are not available, then economically equivalent benefits) and, upon the expiration of the Severance Period, Executive and his spouse shall be entitled to Post-Retirement Health Care Coverage in accordance with the provisions of Section 7.5;

(iv) Company shall, at its expense, engage a professional outplacement organization which shall provide individual outplacement services to Executive for a period of up to twelve months;

(v) each of Executive’s Options that is exercisable as of or upon the Termination Date shall remain exercisable until the applicable Option Expiration Date;

(vi) each of Executive’s Options that is not fully exercisable as of or upon the Termination Date shall immediately become fully exercisable and shall thereafter remain exercisable until the applicable Option Expiration Date;

(vii) all forfeiture conditions which as of the Termination Date are applicable to any deferred stock unit, restricted stock or restricted share units awarded to Executive by the Company pursuant to the LTIP, a successor plan, or otherwise at any time during the Contract Term or otherwise at any time during the contract term under any prior agreement with the Company, shall lapse immediately;

(viii) any Performance Shares granted to Executive that are not yet vested on the Termination Date shall become vested and no longer subject to restrictions as follows: (x) the Performance Share award (if any) granted to Executive for the year in which the Termination Date occurs shall become vested based on performance for such year at the time such performance is certified, and (y) the remaining outstanding Performance Shares shall immediately become vested; and

(ix) If all or any portion of any of Executive’s awards (other than Performance Shares) under any other bonus or incentive arrangement under the LTIP shall for any reason be unvested as of the Termination Date, the Company shall pay Executive a benefit equal to the increase in the benefit that Executive would have received if the unvested portion of such benefit had become fully vested as of the Termination Date.

(b) Subject to the balance of this paragraph, amounts and benefits to be paid or provided under Section 8.3(a) shall be paid or provided (or commence to be paid or provided) at the time described in Section 7.10. Notwithstanding the foregoing, in the event of an Imminent Control Change Termination, the Formula Annual Incentive, and amounts and benefits to be paid or provided under Section 8.3(a) (ii) and (iii), but only to the extent they exceed the amounts payable under Section 7.3(b) and (c), shall not be paid or provided (or, if applicable, commence to be paid or provided) prior to the Change Date, and shall be paid or provided (or commence to be paid or provided) within 30 days after the Change Date.

(c) Notwithstanding the foregoing, in the event of a Pre-Change Termination, (i) the definition of “Good Reason” in Section 8.1(b) shall apply, (ii) Company shall provide, during the Imminent Control Change Period, the benefits described in Section 6.3 to which Executive and his family are entitled as of the Termination Date (or, if such benefits are not available, then economically equivalent benefits); and if the Imminent Control Change Period lapses without a Change Date such coverage shall thereupon cease, subject to any applicable continued coverage rights; (iii) Company shall, at its expense, engage a professional outplacement organization which shall provide individual outplacement services to Executive for a period of up to twelve months commencing on the Termination Date; and (iv) the Company’s obligations to Executive upon the Change Date under this Section 8.3 shall be reduced by any amounts or benefits paid, payable or provided pursuant to this Agreement or otherwise on account of Executive’s Termination of Employment.

8.4 Enhanced Retirement Benefit in the Event of a Special Termination.

(a) In the event of a Special Termination, the aggregate amount of Executive’s annual retirement benefit pursuant to Section 6.2(a) shall be computed on the basis of the assumptions set forth in such Section 6.2(b), together with the additional assumptions (to the extent applicable) that Executive had

(x) attained as of the Termination Date an age that exceeds his actual attained age as of the Termination Date by the number of years (including fractions thereof) in the Severance Period,

(y) accrued a number of years of service that exceeds the number of years of service determined pursuant to Section 6.2(b) by the number of years (including fractions thereof) in the Severance Period, and

(z) received the lump-sum severance benefit specified in Section 8.3(a)(ii) in equal monthly installments during the Severance Period.

(b) For purposes of applying the adjustments necessary to give effect to the lump sum SERP Benefit pursuant to Section 6.2, the term “Service Annuity System” shall refer to Service Annuity System as in effect on the last date preceding the Post-Change Period, if any, if the amount of the lump sum SERP Benefit would otherwise be reduced by application of the adjustments provided for under the Service Annuity System as in effect as of the Termination Date.

8.5 No Excise Tax Gross-Up.

(a) If it is determined by the Company’s independent auditors that any monetary or other benefit received or deemed received by Executive from the Company or any Affiliate thereof pursuant to this Agreement or otherwise, whether or not in connection with a Change in Control (such monetary or other benefits collectively, the “Potential Parachute Payments”), is or would, if paid, become subject to any excise tax under Section 4999 of the Code or any similar tax under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, “Excise Taxes”), then the total Potential Parachute Payments shall be reduced such that the value of the aggregate Potential Parachute Payments shall be one dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to Excise Taxes (the “Capped Amount”), and only the Capped Amount shall be paid. The tax (and interest) imposed under Section 409A of the Code shall not be “any similar tax” for purposes of this Agreement.

(b) Notwithstanding Section 8.5(a), if receipt of the total Potential Parachute Payments without reduction would leave executive with a greater amount, after payment of Taxes and Excise Taxes with respect thereto, than payment of the Capped Amount after payment of Taxes with respect thereto, then the reduction described in Section 8.5(a) shall not be made.

(c) In the event payment of the Capped Amount is to be made, the Potential Parachute Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within 10 days of his receipt of the Company Certificate (or, if later within 10 days after his deliver of the Executive Certificate), or if the Executive fails to so notify the Company, then as the Company shall reasonably determine, with regard for avoiding the imposition of taxes and interest payments under Section 409A of the Code, if possible, so that under the bases of calculations set forth in the Company Certificate (or, if applicable, the Executive Certificate), there will be no amount subject to the tax imposed by Section 4999 of the Code. Such reduction shall be applied, to the extent necessary, first to any cash severance payments hereunder, followed by any Annual Incentive payable for the year in which the Termination of Employment occurs, followed by any Performance Shares payable for such year or preceding years and then to any Options.

(d) The determination of the Company’s independent auditors described in Section 8.5(a), including the detailed calculations of the amounts of the Potential Parachute Payments, the Capped Amount, the amount of Excise Taxes and Taxes and the assumptions relating thereto, shall be set forth in a written certificate of such auditors (the “Company Certificate”) delivered to Executive. Executive or the Company may at any time request the preparation and delivery to Executive of a Company Certificate. The Company shall cause the Company Certificate to be delivered to Executive as soon as reasonably possible after such request.

8.6 Determination by Executive.

(a) If (i) the Company shall fail to deliver a Company Certificate to Executive within 30 days after its receipt of his written request therefor, or (ii) at any time after Executive’s receipt of a Company Certificate, Executive disputes any portion of the Company Certificate, then Executive may elect to deliver a determination (“Executive Certificate”) to the Company, setting forth Executive’s determination as to whether Section 8.5(a) applies, and if so, the amount of the Capped Amount. If the Executive Certificate specifies that the Company is required to pay an amount less than the amount specified in the Company Certificate, setting forth in detail how such lesser amount was determined, the Executive Certificate shall be controlling for all purposes. If the Executive Certificate specifies that the Company is required to pay an amount greater than the amount specified in the Company Certificate, the Executive Certificate shall specify the full amount of the Potential Parachute Payments determined by Executive (together with the detailed calculations of the Capped Amount, amounts of Excise Taxes and Taxes and the assumptions relating thereto) and shall be accompanied by an Executive Counsel Opinion (as defined in Section 8.7) regarding the applicability or inapplicability (as appropriate) of the reduction described in Section 8.5(a) (such written notice and opinion collectively, the “Executive’s Determination”). Within 30 days after delivery of an Executive’s Determination to the Company, the Company shall either (i) pay Executive the full amount specified in the Executive’s Determination (less the portion thereof, if any, previously paid to Executive by the Company) or (ii) deliver to Executive a Company Certificate and a Company Counsel Opinion (as defined in Section 8.7), and pay Executive the amount specified in such Company Certificate. If for any reason the Company fails to comply with the preceding sentence, the amounts specified in the Executive’s Determination shall be controlling for all purposes.

(b) If Executive does not request a Company Certificate, the Company does not deliver a Company Certificate to Executive, and Executive does not deliver an Executive Certificate to the Company, then the Potential Parachute Payments shall be made without regard to Section 8.5(a).

8.7 Opinion of Counsel. “Executive Counsel Opinion” means an opinion of nationally-recognized executive compensation counsel to the effect (i) that the Capped Amount determined by Executive pursuant to Section 8.6 is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law and (ii) if the Company has previously delivered a Company Certificate to Executive, that there is no reasonable basis or no substantial authority for the calculation of the Capped Amount set forth in the Company Certificate. “Company Counsel Opinion” means an opinion of nationally-recognized executive compensation counsel to the effect that the amount of the Capped Amount set forth in the Company Certificate is the amount that a court of competent jurisdiction, based on a final judgment not subject to further appeal, is most likely to decide to have been calculated in accordance with this Article and applicable law, and that there is no substantial authority for the calculation set forth in the Executive’s Certificate.

ARTICLE IX.

RESTRICTIVE COVENANTS

9.1 Confidential Information.

(a) Executive acknowledges that it is the policy of the Company and its Affiliates to maintain as secret and confidential all Confidential Information, and that Confidential Information has been and will be developed at substantial cost and effort to the Company and its Affiliates. Executive acknowledges that he will have access to Confidential Information with respect to the Company and its Affiliates which information is a valuable and unique asset of the Company and its Affiliates and that disclosure of such Confidential Information would cause irreparable damage to the business and operations of the Company and its Affiliates.

(b) Executive acknowledges that the Confidential Information is, as between the Company and its Affiliates and Executive, the exclusive property of the Company and its Affiliates.

(c) Both during Executive’s employment by the Company (whether during or after the Contract Term) and at any time after the Termination Date, Executive:

(i) shall not, directly or indirectly, divulge, furnish or make accessible to any Person any Confidential Information (except (x) to the extent Executive reasonably and in good faith believes that such actions are related to, and required by, Executive’s performance of his duties under this Agreement, or (y) as may be compelled by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (y) of this sentence as far in advance of its disclosure as is practicable, shall cooperate with the Company in its efforts to protect the information from disclosure, and shall limit its disclosure of such information to the minimum disclosure required by law or administrative regulation unless the Company agrees in writing to a greater level of disclosure);

(ii) shall not use for his own benefit in any manner, any Confidential Information;

(iii) shall not cause any such Confidential Information to become publicly known; and

(iv) shall take all reasonable steps to safeguard such Confidential Information and to protect it against disclosure, misuse, loss and theft.

(d) For purposes of this Agreement, Confidential Information represents trade secrets subject to protection under the Uniform Trade Secrets Act, as adopted by the State of Illinois, or to any comparable protection afforded by applicable laws.

9.2 Non-Competition.

(a) During the period beginning on March 10, 1998 and ending two years after the Termination Date, Executive shall not, directly or indirectly, in any capacity, engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business (as defined in Section 9.2(c)).

(b) During the period beginning on March 10, 1998 and ending two years after the Termination Date, Executive shall not at any time make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Competitive Business. Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions of any Competitive Business, and (iii) create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment. In addition, nothing in this subsection shall restrict Executive’s ability to retain any interest (including any interest in common stock held on March 10, 1998 or subsequently acquired upon exercise of options or similar rights held on March 10, 1998 or upon the conversion of convertible securities held on March 10, 1998) in New England Electric System or any of its successors received by Executive as a result of his former employment relationship with such entity.

(c) “Competitive Business” means as of any date (including during the two-year period commencing on the Termination Date) any Person (and any branch, office or operation thereof) which engages in, or proposes to engage in (i) the production, transmission, distribution, marketing or sale of electricity or (ii) any other business engaged in by the Company or its Affiliates prior to the Termination Date which represents for any calendar year during the Contract Term, or is projected by the Company (as reflected in a business plan adopted by the Company or any Affiliate thereof before the Termination Date) to yield during any year during the first three-fiscal year period commencing on or after the Termination Date, more than 5% of the gross revenue of the Company, and which is located (i) anywhere in the United States, or (ii) anywhere outside of the United States where the Company or any Affiliate thereof is then engaged in, or proposes to engage in, any of such activities.

9.3 Non-Solicitation. During the period beginning on the date hereof and ending two years after the Termination Date, Executive shall not, directly or indirectly:

(a) other than in connection with the performance of his duties as an officer of the Company, encourage any Key Employee to terminate his or her employment;

(b) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any Key Employee (other than by the Company or its Affiliates), or cause any Person to do any of the foregoing;

(c) establish a business with, or encourage others to establish a business with, any Key Employee; or

(d) interfere with the relationship of the Company or any of its Affiliates with, or endeavor to entice away from, the Company or any of its Affiliates any Person who or which at any time during the period commencing one year prior to March 16, 1998 was a material customer or material supplier of, or maintained a material business relationship with, the Company or any of its Affiliates.

9.4 Reasonableness of Restrictive Covenants.

(a) Executive acknowledges that the covenants contained in Sections 9.1, 9.2 and 9.3 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(b) The Company and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 9.1, 9.2 and 9.3 will not deprive him of the ability to earn a livelihood or to support his dependents.

9.5 Right to Injunction; Survival of Undertakings.

(a) In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Sections 9.1, 9.2 and 9.3, the parties agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Company. Accordingly, Executive agrees that if he breaches any of the provisions of such Sections, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.

(b) If a court determines that any of the covenants included in this Article IX is unenforceable in whole or in part because of such covenant’s duration or geographical or other scope, such court shall have the power to reduce the duration or scope of such provision, as the case may be, so as to cause such covenant to be thereafter enforceable.

(c) All of the provisions of this Article IX shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Contract Term.

9.6 Non-Disparagement. During the two-year period commencing on the Termination Date, Executive shall not (a) make any written or oral statement that brings the Company or any of its Affiliates or the employees, officers or agents of the Company or any of its Affiliates into disrepute, or tarnishes any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its Affiliates or any agents, employees or officers of the Company or any of its Affiliates of any misconduct or unlawful behavior. This Section shall not be deemed to be breached by testimony of Executive given in any judicial or governmental proceeding which Executive reasonably believes to be truthful at the time given or by any other action of Executive which he reasonably believes is taken in accordance with the requirements of applicable law or administrative regulation.

ARTICLE X.

MISCELLANEOUS

10.1 Required Withholding. The Company may deduct or withhold from payments or other benefits otherwise payable to Executive pursuant to the provisions of this Agreement any amounts that are required by applicable law.

10.2 Remedies. In the event of any Termination of Employment or any breach of this Agreement by the Company, Executive’s exclusive remedies shall be as specified in Article VII (or Article VIII, if applicable) or to enforce any other undertaking of the Company expressly provided in this Agreement; provided that nothing herein shall guarantee Executive continued employment for any specific period nor deny Executive the right to seek a final judicial determination (or, if Executive reasonably determines, based upon the advice of counsel, that it is more likely than not that each of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois will decline to adjudicate the issue, a final decree in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association, with such arbitration proceeding to be conducted in Chicago, Illinois before a panel of three arbitrators) that any Termination of Employment purportedly made for Cause was, in fact, made not in good faith or was made without adherence to the requirements or procedures set forth in this Agreement. If Executive obtains such a final judicial or arbitral determination, as applicable, the Termination of Employment shall be treated as a Termination Without Cause for all purposes of this Agreement.

10.3 Assignment; Successors. This Agreement shall be binding upon and inure to the benefit of Executive and his Beneficiaries and estate and the Company and its successors.

10.4 Beneficiary. If Executive dies prior to receiving all of the amounts payable hereunder pursuant to Article IV, VI (except as may otherwise expressly be provided in such Article or in the plans referenced therein), VII or VIII, such amounts shall be paid in a lump-sum payment to the beneficiary (“Beneficiary”) designated by Executive in writing to the Company during his lifetime, which Executive may change from time to time by new designation filed in like manner without the consent of any Beneficiary; or if no such Beneficiary is designated, to his estate.

10.5 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

10.6 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

10.7 Amendment; Waiver. This Agreement shall not be amended or modified except by a written agreement between the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not result in a waiver of any other term, covenant or condition, and any waiver of any default shall not result in a waiver of any later default.

10.8 Notices. All notices hereunder shall be in writing, delivered by hand, nationally-recognized courier service that guarantees overnight delivery or by certified mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:	Exelon Corporation Attn: General Counsel 54th Floor 10 S. Dearborn Street Chicago, Illinois 60603

If to the Executive:	John W. Rowe Unit 3306 950 North Michigan Avenue Chicago, Illinois 60611

With copy to:	Robert W. Kleinman, Esq. DLA Piper US LLP 203 North LaSalle Street Chicago, Illinois 60601

Either party may from time to time designate a new address in accordance with this Section. Notices shall be effective when received by the addressee.

10.9 Publicity. Until this Agreement has been filed as an exhibit to a filing by the Company with the Securities and Exchange Commission, neither Executive nor the Company shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, nor disclose the contents hereof to any third party, without obtaining in each case the consent of the other parties hereto, which consent shall not be withheld or delayed where such release, announcement or disclosure shall be required by applicable law or administrative regulation.

10.10 Communications. Nothing in this Agreement, including Sections 9.1, 9.6 or 10.9, shall be construed to prohibit Executive from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission or the United States Department of Labor, or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act.

10.11 Legal Expenses. The Company shall pay to Executive all reasonable legal fees and expenses incurred by Executive in disputing in good faith any termination of his employment hereunder or in seeking in good faith to obtain or enforce any benefit or right under this Agreement, provided that Executive shall have a reasonable basis for his position.

10.12 Articles and Sections. Except where otherwise indicated by the context, any reference to an “Article” or “Section” shall be to an Article or Section of this Agreement.

10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

10.14 Effectiveness; Entire Agreement. This Agreement shall be binding immediately upon its execution and shall become effective immediately without further action of the Company or Executive. This Agreement forms the entire agreement between the parties hereto with respect to its subject matter, and shall supersede all prior agreements, promises and representations of the parties regarding employment or severance, whether in writing or otherwise, including but not limited to the Prior Agreement.

10.15 Applicable Law; Avoidance of Section 409A Penalty.

(a) This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles, and the applicable provisions of the Code.

(b) Notwithstanding any other provision of this Agreement, in the event of a payment to be made, or a benefit to be provided, pursuant to this Agreement based upon Executive’s “separation from service” (as defined herein) for a reason other than death at a time when the Executive is a Specified Employee and such payment or provision of such benefit is not exempt or otherwise permitted under Section 409A of the Code without the imposition of any Section 409A Penalty, such payment shall not be made, and such benefit shall not be provided, before the earlier of the date which is six (6) months and one day after the Executive’s separation from service or 30 days after the Executive’s death. All payments or benefits delayed pursuant to this Section shall be aggregated into one lump sum payment to be made as of the Company’s first business day following the first day of the seventh month after Executive’s separation from service (or if earlier, as of 30 days after Executive’s death). For purposes of this Section, “separation from service” shall have the meaning provided under Section 409A of the Code and the related Treasury Regulations.

(c) This Agreement is intended not to result in the imposition of any Section 409A Penalty and shall be administered, interpreted and construed in a manner consistent with such intent.

(d) Executive and the Company agree to cooperate to amend the Agreement from time to time as appropriate to avoid the imposition of any Section 409A Penalty.

(e) In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to any Section 409A Penalty.

10.16 Survival. All of Executive’s rights hereunder, including his rights to compensation and benefits prior to the Termination Date, his right to severance and other benefits subject to the terms and conditions of Article VII and VIII after the Termination Date, and his obligations under Article IX hereof, shall survive a Termination of Employment and the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EXECUTIVE:

John W. Rowe

EXELON CORPORATION		EXELON CORPORATION

By:		By:
	Rosemarie B. Greco	M. Walter D’Alessio

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

UNDER

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Pursuant to Section 7.8 of that certain Third Amended and Restated Employment Agreement dated as of October 27, 2009, (the “Employment Agreement”), this Waiver and Release (“Agreement”) is made as of the      day of                     ,             , by and among Exelon Corporation, a Pennsylvania corporation, together with all successors thereto (the “Company”), and John W. Rowe (“Executive”).

In consideration for Executive’s receiving benefits and severance pay under the Employment Agreement, and in consideration of the representations, covenants, and mutual promises set forth in this Agreement, the parties agree as follows:

1. Releases by Executive.

(a) Subject to the Company’s execution of this Agreement, Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any of its divisions, subsidiaries, or other affiliated entities (whether or not such entities are wholly owned), or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Company Entity Released Parties”), and agrees to release and discharge, fully, finally and forever, the Company Entity Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Entity Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive’s employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive’s employment with the Company or his service as an officer or director of the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Section 1(a) shall apply to, or release the Company or any of the other Company Entity Released Parties from, (A) any obligation of the Company or any of the other Company Entity Released Parties contained in Article VII or VIII (as applicable) of the Employment Agreement or (B) any vested or accrued benefit pursuant to any employee benefit plan of the Company or any of the other Company Entity Released Parties (such obligations and

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benefits collectively, the “Unreleased Claims”). Executive agrees that he has no present or future right to employment with the Company or any of the other Company Entity Released Parties and that he will not apply for or otherwise seek employment with any of them.

(b) Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of any of the Company Entity Released Parties (hereinafter referred to as the “Company Individual Released Parties”; the Company Entity Released Parties and the Company Individual Released Parties are sometimes collectively referred to as the “Company Released Parties” ) with respect to Executive’s employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive’s employment with the Company or his service as an officer or director of the Company, and agrees to release and discharge, fully, finally and forever, the Company Individual Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Company Individual Released Parties arising from the beginning of time up to and including the effective date of this Agreement, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are related to Executive’s employment by the Company or his service as an officer or director of the Company, the terms and conditions thereof, any failure to promote Executive or the termination or cessation of Executive’s employment with the Company or his service as an officer or director of the Company, including, without limitation, claims relating thereto arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Chicago or Cook County Human Rights Ordinance, the Pennsylvania Human Relations Act or the Philadelphia Fair Practices Ordinance; provided, however, that nothing contained in this Section 1(b) shall apply to, or release the Company Individual Released Parties from, any of the Unreleased Claims.

(c) The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims of Executive released herein (the “Released Claims”).

2. Release by the Company.

The Company, the Company’s divisions, subsidiaries, and other affiliated entities (whether or not such entities are wholly owned), and the predecessors, successors and assigns of any of them, on behalf of themselves and anyone claiming through them (the “Company Releasing Parties”), hereby agree not to sue the Executive, his spouse, personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees, or the Beneficiary (as hereinafter defined) (hereinafter referred to as the “Executive Released Parties”) based upon facts that are known on the date of this Agreement by any director or executive officer (as defined in Rule 3b-7 under the Securities Exchange Act of 1934) of the Company as of the date

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of this Agreement (“Known Facts”), and agree to release and discharge, fully, finally and forever, the Executive Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Company Releasing Parties ever had or may presently have against any of the Executive Released Parties arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive’s employment by the Company or his service as an officer or director of the Company or the terms and conditions thereof, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are based upon Known Facts; provided, however, that nothing contained in this Agreement shall apply to, or release the Executive Released Parties from, any obligation of Executive contained in Article IX of the Employment Agreement.

3. Nothing in this Agreement shall be construed to prohibit the parties from communicating with, including testifying in any administrative proceeding before, the Nuclear Regulatory Commission, the United States Department of Labor, the Securities Exchange Commission or from otherwise addressing issues related to nuclear safety with any party or taking any other action protected under Section 211 of the Energy Reorganization Act and no such communication or action shall constitute a breach of Section 9.6 of the Employment Agreement or any provision of this Agreement; provided, however, that if the Executive is entitled under Section 211 of the Energy Reorganization Act to pursue a claim, complaint or charge seeking damages, costs or fees, the Executive agrees that the consideration provided to the Executive pursuant to this Agreement shall be fully inclusive of all such damages, costs and fees that could have been awarded to the Executive, that such consideration is being paid in full and that the Executive under no circumstances shall be entitled to compensation of any kind from the Company or any of the other Company Released Parties not expressly provided for pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

EXECUTIVE:

John W. Rowe

Date:

COMPANY:

By:

Date:

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